Exhibit 99.3

CONSENT OF DEUTSCHE BANK SECURITIES INC.

February 16, 2016

Board of Directors

Marriott International, Inc.

10400 Fernwood Road

Bethesda, MD 20817

Re: Amendment No. 2 to the Registration Statement on Form S-4 of Marriott International, Inc.

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated November 15, 2015, to the Board of Directors of Marriott International, Inc. as Annex D to the joint proxy statement/prospectus forming part of Amendment No. 2 to the Registration Statement on Form S-4 of Marriott International, Inc., filed on February 16, 2016 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Registration Statement under the captions “Summary-Opinions of the Financial Advisors—Opinion of Marriott’s Financial Advisor”, “Risk Factors–Risk Factors Relating to the Combination Transaction”, “The Combination Transaction-Background of the Combination Transaction”, “The Combination Transaction-Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board”, “The Combination Transaction-Opinion of Marriott’s Financial Advisor-Opinion of Deutsche Bank” and “The Combination Transaction-Certain Prospective Financial Information Used by Marriott”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.